UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Instil Bio, Inc.
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(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

We are filing the accompanying revised Proxy Statement on Schedule 14A for the sole purpose of including certain Inline eXtensible Business Reporting Language data tagging, which was inadvertently omitted from the original Proxy Statement. There are no other modifications or updates to any disclosures included in the original Proxy Statement.

3963 Maple Avenue, Suite 350
Dallas, Texas 75219
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 28, 2025
Dear Stockholder:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of INSTIL BIO, INC., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 28, 2025 at 11:00 a.m., Central Time at our corporate headquarters located at 3963 Maple Avenue, Suite 350, Dallas, Texas 75219 for the following purposes:
1.To elect one director nominee, Bronson Crouch, as a Class I director to hold office until the 2028 Annual Meeting of Stockholders.
2.To ratify the selection by the Audit Committee of the board of directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025.
3.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 2, 2025 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be
Held on May 28, 2025 at 11:00 a.m., Central Time.
The proxy statement and annual report to stockholders
are available at http://www.proxyvote.com.

By order of the board of directors,
/s/ Sandeep Laumas, M.D.
Sandeep Laumas, M.D.
Chief Financial Officer and Chief Business Officer
Dallas, TX
April 14, 2025

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the meeting, please vote over the telephone or the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

INSTIL BIO, INC.
3963 Maple Avenue, Suite 350
Dallas, Texas 75219
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
May 28, 2025
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the board of directors (the “Board”) of Instil Bio, Inc. (the “Company” or “Instil Bio”) is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to first mail the Notice to all stockholders of record and make this proxy statement and the form of proxy available to stockholders entitled to vote at the Annual Meeting on or about April 14, 2025.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 2, 2025 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 6,558,927 shares of common stock outstanding and entitled to vote. Whether or not you attend the Annual Meeting, it is important that you vote your shares.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with Instil Bio’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote during the Annual Meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or through the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Annual Meeting. Further instructions will be provided to you as part of the registration process.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 28, 2025 at 11:00 a.m., Central Time, at our corporate headquarters located at 3963 Maple Avenue, Suite 350, Dallas, Texas 75219. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.

For admission to the Annual Meeting, you will need to provide valid government-issued photo identification (e.g., driver’s license or passport). If on the Record Date your shares were held in an account at a brokerage firm, bank or other similar agent rather than in your name, you will also need to provide proof of beneficial ownership as of the Record Date (e.g., your most recent account statement reflecting your stock ownership as of the Record Date).
What am I voting on?
There are two matters scheduled for a vote:
•Election of one Class I director (Proposal 1); and
•Ratification of selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025 (Proposal 2).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” the nominee to the Board or you may “Withhold” your vote for the nominee. For Proposal 2, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote during the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting even if you have already voted by proxy.
•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•To vote using the proxy card prior to the meeting, simply complete, sign and date the proxy card that you may request or may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone prior to the meeting, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or proxy card. To ensure your vote is counted, your telephone vote must be received by 11:59 p.m., Eastern Time on May 27, 2025.
•To vote through the internet prior to the meeting, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or proxy card. To ensure your vote is counted, your internet vote must be received by 11:59 p.m., Eastern Time on May 27, 2025.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Instil Bio. To vote prior to the meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote during the Annual Meeting, you may be required to obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you held as of April 2, 2025.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing the proxy card that you may request or may be delivered to you, by telephone, through the internet or during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the director nominee named on the proxy card and “For” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under such rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be “non-routine” under such rules, meaning that your broker may not vote your shares on this proposal in the absence of your voting instructions. Proposal 2 is considered to be “routine” under such rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3963 Maple Avenue, Suite 350, Dallas, Texas 75219.
•You may attend and vote at the Annual Meeting. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank, or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 15, 2025, to 3963 Maple Avenue, Suite 350, Dallas, Texas 75219. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2026 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between January 28, 2026 and February 27, 2026. Your notice to the Corporate Secretary must set forth information specified in our Amended and Restated Bylaws (our “Bylaws”), including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an Annual Meeting of Stockholders other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before such Annual Meeting and the reasons for conducting that business at the Annual Meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5)

any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-40215), filed with the SEC on March 23, 2021.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of a director nominee other than our Board’s nominee must provide in their notice any additional information required by Rule 14a-19 under the Exchange Act.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to Proposal 1, votes “For” and “Withhold” and broker non-votes; and, with respect to Proposal 2, votes “For” and “Against” and abstentions. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for this proposal. We do not expect broker non-votes on Proposal 2. Abstentions on Proposal 2 will be counted towards the vote total for this proposal and will have the same effect as “Against” votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under the rules of NYSE, the broker, bank, or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under such rules and we therefore expect broker non-votes on this proposal. However, because Proposal 2 is considered “routine” under such rules, we do not expect broker non-votes on this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For the election of directors, the nominee receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
To be approved, Proposal 2, ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025, must receive “For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have authority to vote on your behalf with respect to Proposal 2, we do not expect broker non-votes on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy.

On the Record Date, there were 6,558,927 shares outstanding and entitled to vote. Thus, the holders of 3,279,464 shares must be present or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote during the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of the shares present at the meeting or represented by proxy may adjourn the meeting to another date.
Will a list of record stockholders as of the Record Date be available?
A list of our record stockholders as of the close of business on the Record Date will be made available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours for the ten days prior to the date of the Annual Meeting. To access the list of record stockholders beginning May 18, 2025, and until the day before the Annual Meeting, stockholders should email ir@instilbio.com.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement, Form 10-K and annual report to stockholders are available at http://www.proxyvote.com.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has five members. There is one director in the class whose term of office expires in 2025. The nominee listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, this nominee would serve until the 2028 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by Instil Bio. The person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that the nominee will be unable to serve.
The biographies of the nominee for election to the Board and all continuing directors are set forth below, including the offices held, other business directorships and the class and term of each director nominee and director. Each of the biographies highlights specific experience, qualifications, attributes, and skills that led us to conclude that such person should serve as a director. We believe that, as a whole, our Board possesses the requisite skills and characteristics, leadership traits, work ethic and independence to provide effective oversight. No director or executive officer is related by blood, marriage, or adoption to any other director or executive officer. No arrangements or understandings exist between any director and any other person pursuant to which such person was selected as a director or nominee.

CLASS I NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2028 ANNUAL MEETING
The following is a brief biography, as of the date of this proxy statement, of the nominee for director and a discussion of the specific experience, qualifications, attributes or skills of the nominee that led the Nominating and Corporate Governance Committee of the Board to recommend that person as a nominee for director.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Committee also takes into account gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that that nominee should continue to serve on the Board.
Bronson Crouch, age 52
Bronson Crouch has served as our Chief Executive Officer and Chairman of our Board since November 2018. In addition to serving as our Chief Executive Officer and Chairman, Mr. Crouch has served as Founding Partner of

Curative Ventures Management LLC since January 2014. Our Board believes that Mr. Crouch is qualified to serve as a director based on his extensive experience in venture capital and in the biotechnology industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2026 ANNUAL MEETING
George Matcham, age 73
George Matcham, Ph.D. has served as a member of our Board since September 2018. Dr. Matcham currently serves as an advisor to Cellex Cell Professionals GmbH, a cell therapy company. He previously served in various roles for Celgene Corporation since 1988, most recently as Senior Vice President, CAR T CMC & Technology Development from August 2017 to June 2018 and Senior Vice President, Biologics Development and Manufacturing from May 2013 to August 2017, with responsibility for CAR T CMC & Manufacturing from September 2015. Dr. Matcham served on the board of Chimeric Therapeutics from July 2021 to August 2023. Dr. Matcham received his B.Sc. and Ph.D. in biochemistry from Cardiff University. Our Board believes that Dr. Matcham is qualified to serve as a director based upon his extensive experience in the biotechnology industry.
Neil Gibson, age 68
Neil Gibson, Ph.D. has served as a member of our Board since June 2020 and as our lead independent director since March 2021. Dr. Gibson most recently served as Senior Vice President of COI Pharmaceuticals, Inc., an accelerator company focused on the creation and development of unique drug discovery companies based on innovative and disruptive technologies, from October 2016 to December 2021. Previously, he served as President and Chief Executive Officer of Adanate from 2017 to November 2021 and President and Chief Executive Officer of PDI Therapeutics from 2017 to June 2020, both COI Pharmaceuticals, Inc. companies. Dr. Gibson has served on the board of TCR2, Shattuck Laboratories and Causeway Therapeutics since 2017 and Adanate since 2021 and previously served on the board of Cytosen Therapeutics from 2016 to 2019. Dr. Gibson earned his B.Sc. in Pharmacy from the University of Strathclyde and his Ph.D. from the University of Aston. Our Board believes that Dr. Gibson is qualified to serve as a director because of his extensive experience as an executive officer in the biopharmaceutical industry.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING
Gwendolyn Binder, age 50

Gwendolyn Binder, Ph.D. has served as a member of our Board since July 2020. Dr. Binder is President of Science and Technology at Cabaletta Bio, Inc., which she joined in February 2019. Dr. Binder previously served in various roles for Adaptimmune Therapeutics PLC from March 2011 to January 2019, most recently as Chief Technology Officer from March 2016 to January 2019 and Executive Vice President, Head of Translational Sciences from March 2011 to February 2016. Dr. Binder earned her B.A. from Wells College in biochemistry and molecular biology and studied viral immunology and translational research at the Johns Hopkins University in Baltimore, where she earned her Ph.D. in Cellular and Molecular Medicine in 2002. Our Board believes that Dr. Binder is qualified to serve as a director based upon her extensive experience in the biotechnology industry.
R. Kent McGaughy, Jr., age 53
R. Kent McGaughy, Jr. has served as a member of our Board since June 2020. He has served as a Partner of CPMG,

Inc. since 2005. Mr. McGaughy also served on the board of directors of Apollo Endosurgery from January 2012 to April 2023 and Reata Pharmaceuticals Inc. from December 2004 to September 2023. He earned a B.A. from the University of Texas and an M.B.A. from Harvard Business School. Our Board believes that Mr. McGaughy is qualified to serve as a director based upon his extensive leadership as an investor in the medical technologies industry and his financial expertise.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independence,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all our directors other than our Chief Executive Officer, Mr. Crouch, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board concluded that none of these directors had a material or other disqualifying relationship with the Company.
BOARD LEADERSHIP STRUCTURE
The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Crouch, and the Board has appointed Dr. Gibson as lead independent director.
The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer) as compared to a relatively less informed independent Board Chair.
Dr. Gibson has served as the Board’s lead independent director since March 2021. The Board appointed Dr. Gibson as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair; the lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over Board meetings in the absence of the Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chair and the independent directors, preside over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, the Company believes that it is advantageous for the Company to combine the positions of Chief Executive Officer and Board Chair.

ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of Instil Bio’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight of information security risk management, including data privacy, cybersecurity and back-up of information systems, and the steps the Company has taken to monitor and control such exposures. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the entire Board receives reports from time to time regarding various enterprise risks facing the Company, and the applicable Board committees receive related reports with respect to the committees’ respective areas of oversight. The Board has delegated to the Board’s Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met eight times during the last fiscal year. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
It is the Company’s policy to invite and encourage directors and nominees for director to attend each Annual Meeting of Stockholders. Last year, all of our directors participated telephonically in the 2024 Annual Meeting of Stockholders.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides the membership of each Board committee.

Name	Audit	Compensation	Nominating and Corporate Governance
Bronson Crouch
Gwendolyn Binder, Ph.D.		X	X
Neil Gibson, Ph.D.	X		X*
George Matcham, Ph.D.	X	X*
R. Kent McGaughy, Jr.	X*
_____________________________
*    Committee Chairperson

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The principal duties and responsibilities of our Audit Committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our policies on risk assessment and risk management, including financial risk, data privacy and cybersecurity;
•reviewing related party transactions;
•obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
The Audit Committee is currently composed of three directors: Mr. McGaughy (chair), Dr. Gibson and Dr. Matcham. The Audit Committee met five times during fiscal year 2024. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.instilbio.com.
The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent in accordance with the Nasdaq listing standards and SEC rules applicable to boards of directors in general and audit committee members in particular.
The Board has also determined that Mr. McGaughy qualifies as an “audit committee financial expert,” as defined in applicable SEC rules and that each member of the Audit Committee is financially sophisticated.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024, with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

R. Kent McGaughy, Chair
Neil Gibson
George Matcham
*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee of the Board acts on behalf of the Board to review, modify and oversee the Company’s compensation strategy, policies, plans and programs, including:
•reviewing and approving, or reviewing and recommending to the Board for approval, annual corporate goals and objectives relevant to the compensation of our executive officers and evaluating performance in light of these stated objectives;
•reviewing and approving, or reviewing and recommending to the Board for approval, the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers;
•reviewing and recommending to the Board for approval compensation arrangements for our directors; and
•overseeing administration of our equity compensation plans, bonus plans, benefit plans and other similar plan and programs.
The Compensation Committee is currently composed of two directors: Dr. Matcham (Chair) and Dr. Binder. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met four times during fiscal year 2024. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.instilbio.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. In addition, various members of management and other employees as well as outside advisors or consultants are frequently invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives.
The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors prescribed by the SEC and Nasdaq that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq referenced above, the Compensation Committee engaged FW Cook as its compensation consultant. Our Compensation Committee originally identified FW Cook based on its general reputation in the industry. The Compensation Committee requested that FW Cook:
•evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals;
•assist the Compensation Committee in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and
•assist the Compensation Committee in formulating strategies for retaining employees in light of the Company’s stock price relative to the exercise prices of outstanding options.
As part of the engagement of FW Cook, the Compensation Committee directed FW Cook to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group.
The Compensation Committee generally determines compensation for our executive officers during the first quarter of the year, including any adjustments to annual base salaries and approval of awards of annual performance bonuses and equity awards, as well as approval of new annual performance objectives for the coming year. In addition, at various meetings throughout the year, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires and other strategic compensation issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer when determining the compensation of the other executive officers. In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance, which influences any adjustments the Committee approves to his compensation as well as awards to be granted. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials that it deems appropriate, including financial reports and projections, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with any criteria approved by the Board), reviewing and evaluating incumbent directors and the performance of the Board generally, making recommendations to the Board regarding the membership of the committees of the Board and developing and evaluating a set of corporate governance guidelines for the Company. The Nominating and Corporate Governance Committee is currently composed of two directors: Dr. Gibson (Chair) and Dr. Binder. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met one time during fiscal year 2024. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.instilbio.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers other factors when considering potential candidates, including expertise relevant to the Company’s current and planned operations in order to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having commitment to rigorously represent the long-term interests of the Company’s stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time as the Company’s needs change and evolve.
Board diversity is critical to the Company’s success. Candidates for director nominees are also reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may also consider diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate to maintain a balance of knowledge, experience and capability, given the current needs of the Board and the Company. As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of the Company’s business, as well as members who have different skill sets and points of view on substantive matters pertaining to our business. Our nomination process and our Board’s approach to assessment and evaluation of our nominees support our commitment to maintaining a Board with a diverse set of skills, backgrounds and perspectives.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful changes to the Board’s membership and identifies and considers qualities, skills and other director attributes that might enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that could impair the directors’ independence. The Nominating and Corporate Governance Committee also considers the results of the Board’s self-evaluation, which is conducted annually. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and other factors. The Nominating and Corporate Governance Committee then compiles a list of potential candidates, which may include recommendations from a professional search firm when deemed appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the needs of the Board. The Nominating and Corporate Governance Committee then meets to discuss and consider the candidates’ qualifications and selects a nominee for recommendation to the Board.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates (including the minimum criteria set forth above) based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Instil Bio, Inc., Attention: Corporate Secretary, 3963 Maple Avenue, Suite 350, Dallas, Texas 75219, at least 90 days, but not more than 120 days, prior to the anniversary date of the preceding year’s Annual Meeting of Stockholders. Submissions must include the information required by our Bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board believes that stockholders should have an opportunity to send communications to the Board and has adopted a formal process by which stockholders may communicate with the Board or any of its members. Any stockholder wishing to communicate with the Board or an individual director may send a written communication to the Board or such director c/o Instil Bio, Inc., 3963 Maple Avenue, Suite 350, Dallas, Texas 75219, Attn: Corporate Secretary. Each communication must set forth: the name and address of the stockholder on whose behalf the communication is sent; and the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication. The Corporate Secretary will review each communication, and will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.
The Secretary will review all such communications but may disregard any communication that he or she believes is not related to the duties and responsibilities of the Board. If deemed an appropriate communication, the Secretary will share the communication with the applicable director or directors.
CODE OF ETHICS
The Company has adopted the Instil Bio Code of Business Conduct and Ethics that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.instilbio.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.
INSIDER TRADING POLICY

We have adopted an Insider Trading and Window Period Policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees. A copy of the Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024. In addition, it is the Company’s practice to comply with the applicable laws and regulations relating to insider trading.
HEDGING POLICY
Our Insider Trading and Window Period Policy prohibits our employees, including our executive officers, and the non-employee members of our Board from engaging in short sales, transactions in put or call options, hedging transactions, using margin accounts, or other inherently speculative transactions involving our equity securities.
POLICIES AND PRACTICES RELATED TO THE GRANT OF CERTAIN EQUITY AWARDS

From time to time, the Company grants stock options to its employees, including the named executive officers. Historically, the Company has granted new-hire option awards on or soon after a new hire’s employment start date and annual refresh employee option grants in the first quarter of each fiscal year, which refresh grants are typically approved at the regularly scheduled meeting of the Compensation Committee occurring in such quarter. Also, non-employee directors receive automatic grants of initial and annual stock option awards, at the time of a director’s initial appointment or election to the board and at the time of each annual meeting of the Company’s stockholders, respectively, pursuant to the Non-Employee Director Compensation Policy, as further described under the heading, “Director Compensation—Narrative to Director Compensation Table” below. The Company does not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. The Compensation Committee generally does not take material nonpublic information about the Company into account when determining the timing of awards and it does not seek to time the award of stock options in relation to the Company’s public disclosure of material nonpublic information. The Company has not timed the release of material nonpublic information for the purpose of affecting the value of executive compensation.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2020. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
Independent Registered Public Accounting Firm Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2024 and 2023 by Deloitte & Touche LLP, the Company’s independent registered public accounting firm:

	Year Ended December 31,
	2024	2023
Audit Fees(1)	$746,302	$819,957
All Other Fees(2)	—	1,865
Total Fees	$746,302	$821,822
___________________________
(1)    Audit fees consist of fees billed for professional services provided in connection with the audit of our annual financial statements, the review of our quarterly financial statements, and related services that are typically provided in connection with registration statements, including the registration statements on Form S-3 and Form S-8 that we have filed with the SEC.
(2)    This category consists of fees for all other services that are not reported above.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

EXECUTIVE OFFICERS
Our executive officers, and their respective ages as of April 14, 2025, are as follows:

Name	Age	Position(s)
Bronson Crouch	52	Chief Executive Officer and Chairman
Sandeep Laumas, M.D.	57	Chief Financial Officer and Chief Business Officer

The biography of Mr. Crouch is set forth in “Proposal 1 – Election of Directors – Class I Nominee for Election for a Three-Year Term Expiring at the 2028 Annual Meeting” above.
Sandeep Laumas, M.D. has served as our Chief Financial Officer since February 2021 and our Chief Business Officer since June 2020. Dr. Laumas has served as a member of the board of directors of BioXcel Therapeutics, Inc. since September 2017 and as a member of the board of directors of Unicycive Therapeutics, Inc. since 2018. He served as a member of the board of directors of 9 Meters Biopharma, Inc. from May 2020 until June 2021 and previously served as the Executive Chairman from January 2014 to April 2020, including as the Chief Executive Officer from February 2019 to April 2020. Dr. Laumas received his A.B. in chemistry from Cornell University and M.D. from Albany Medical College, and he completed his medical internship at the Yale University School of Medicine.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 2, 2025 by:
•each person or entity known by us to be beneficial owners of more than five percent of our common shares;
•each of our directors;
•each of our named executive officers; and
•all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares of common stock as to which the individual or entity has sole or shared voting power or investment power. We have calculated beneficial ownership based on 6,558,927 shares of our common stock outstanding as of April 2, 2025. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days of April 2, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless noted otherwise, the address of all listed shareholders is c/o Instil Bio, Inc., 3963 Maple Avenue, Suite 350 Dallas, Texas 75219.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total (%)
5% or greater stockholders:
Curative Ventures V LLC(1)	2,019,002	30.9
Vivo Capital Fund IX, L.P.(2)	585,485	9.0
Entity associated with CPMG, Inc.(3)	410,923	6.3
BML Investment Partners, L.P.(4)	440,000	6.7
Boxer Capital Management, LLC(5)	355,500	5.4
Perceptive Life Sciences Master Fund, Ltd.(6)	345,545	5.3
Named executive officers and directors:
Bronson Crouch(7)	2,578,943	37.0
Sandeep Laumas, M.D.(8)	341,446	5.1
Gwendolyn Binder, Ph.D.(9)	6,683	*
Neil Gibson, Ph.D.(10)	6,083	*
George Matcham, Ph.D.(11)	36,083	*
R. Kent McGaughy, Jr.(12)	417,006	6.4
All current executive officers and directors as a group (6 persons)(13)	3,386,244	47.2
_________________________
*Represents ownership of less than one percent.

(1)Based upon a Schedule 13D/A filed on October 22, 2024 by Curative Ventures V LLC (“CVV”), CV-Immetacyte Manager LP (“CV-Immetacyte Manager”), CV-Immetacyte Ultimate Manager LLC (“Ultimate Manager”), SB2A LP (“SB2A”), SB2A Management LLC (“SB2A Management”) and Bronson Crouch, our Chief Executive Officer and Chairman. Consists of 1,899,003 shares held directly by CVV and 119,999 shares held directly by SB2A. CVV, CV-Immetacyte Manager and Ultimate Manager share voting and dispositive power over the shares of common stock held by CVV, and SB2A and SB2A Management share voting and dispositive power the shares of common stock held by CVV and SB2A. Ultimate Manager is the general partner of CV-Immetacyte Manager, the manager of CVV. SB2A Management is the general partner of SB2A. Mr. Crouch is the manager of Ultimate Manager and the managing member of SB2A

Management and shares voting and dispositive power over the shares held by CVV and SB2A. The business address for Mr. Crouch and the entities referenced in this footnote is 3963 Maple Avenue Suite 390, Dallas, Texas 75219.
(2)Based upon a Schedule 13G/A filed with the SEC on November 14, 2024. The 585,485 shares of common stock are held of record by Vivo Capital Fund IX, L.P. Vivo Capital IX, LLC is the general partner of Vivo Capital Fund IX, L.P. The business address of the entities referenced in this footnote is 192 Lytton Avenue, Palo Alto, CA 94301.
(3)Based upon a Schedule 13D filed with the SEC on April 1, 2021 by CPMG, Inc. and a Form 4 filed with the SEC on March 15, 2022 by R. Kent McGaughy, Jr. Consists of 410,923 shares of common stock held for the account of Ibisbill, LP, for which CPMG, Inc. is the general partner and investment manager. R. Kent McGaughy, Jr., a member of our Board, is the sole shareholder and managing director of CPMG, Inc. and may be deemed to share voting and investment power with respect to the shares beneficially owned by Ibisbill, LP. The business address of the entities referenced in this footnote is 2000 McKinney Ave, Suite 2125, Dallas, Texas 75201.
(4)Based upon a Schedule 13G/A filed with the SEC on February 13, 2025. BML Investment Partners, L.P. (“BML Partners”) and Braden M. Leonard report shared voting and dispositive power with respect to 400,000 shares of common stock, and Mr. Leonard reports sole voting and dispositive power with respect to 40,000 shares of common stock. BML Capital Management, LLC is the general partner of BML Partners. Mr. Leonard is the managing member of BML Capital Management, LLC. The business address for the entities and individual referenced in this footnote is 65 E Cedar Street, Suite 2, Zionsville, Indiana 46077.
(5)Based upon a Schedule 13G/A filed with the SEC on October 25, 2024. Boxer Capital Management, LLC (“BCM”) and Aaron I. Davis report shared voting and dispositive power over these shares. Boxer Capital, LLC entered into an investment management agreement (the “IMA”) with BCM, a registered investment advisor. Mr. Davis is the Managing Member of BCM and is a member of and has voting and dispositive power over securities beneficially held by BCM. With his immediate family, Mr. Davis indirectly owns the membership interests in BCM. Pursuant to the IMA, Boxer Capital, LLC has delegated exclusive voting and investment power over its investment portfolio to BCM, and as a result, BCM and Mr. Davis are deemed to be the beneficial owners of the securities held by Boxer Capital, LLC, including the reported shares. The business address of BCM and Mr. Davis is 12860 El Camino Real, Suite 300, San Diego, California 92130.
(6)Based upon a Schedule 13G filed with the SEC on September 27, 2024. These shares are directly held by Perceptive Life Sciences Master Fund, Ltd. (“Perceptive Master Fund”). Perceptive Advisors LLC (“Perceptive Advisors”), Joseph Edelman and Perceptive Master Fund report shared voting and dispositive power with respect to the shares held by Perceptive Master Fund. Perceptive Advisors serves as the investment manager to Perceptive Master Fund. Mr. Edelman is the managing member of Perceptive Advisors. The business address for Perceptive Master Fund, Perceptive Advisors and Mr. Edelman 51 Astor Place, 10th Floor, New York, NY 10003.
(7)Includes (i) the shares of common stock held by CVV and SB2A, as discussed in footnote 1, (ii) 126,893 shares of common stock held directly by Mr. Crouch and (iii) 443,048 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 2, 2025.
(8)Includes (i) 159,999 shares of common stock held by Bearing Circle Capital LLC and (ii) 181,447 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 2, 2025. Dr. Laumas is managing member of the Bearing Circle Capital LLC and may be deemed to have sole voting and investment power with respect to the shares held by Bearing Circle Capital LLC.
(9)Consists of 6,683 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 2, 2025.
(10)Consists of 6,083 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 2, 2025.
(11)Includes 30,000 shares of common stock held by Matcham LLC and 6,083 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 2, 2025. Dr. Matcham is co-principal of Matcham LLC and may be deemed to have sole voting and investment power with respect to the shares held by Matcham LLC.
(12)Includes (i) the shares of common stock held by Ibisbill, LP, as described in footnote 3 above, and (ii) 6,083 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 2, 2025.
(13)Includes an aggregate of 639,427 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 2, 2025.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports filed on the SEC’s EDGAR system, a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2024, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except for an award of stock options to each of Bronson Crouch and Sandeep Laumas on September 18, 2024 which were inadvertently reported one day late on September 23, 2024.

EXECUTIVE COMPENSATION

Our named executive officers for the fiscal year ended December 31, 2024, were:
•Bronson Crouch, our Chief Executive Officer and Chairman; and
•Sandeep Laumas, M.D., our Chief Financial Officer and Chief Business Officer.
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by and paid to our named executive officers with respect to the fiscal years ended December 31, 2024 and December 31, 2023:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Bronson Crouch(3)	2024	712,039	462,825(4)	3,671,838	462,825	14,331(5)	5,323,858
Chief Executive Officer and Chairman	2023	684,653	423,833(6)	437,100	—	13,295(7)	1,558,881
Sandeep Laumas	2024	508,599	254,300(4)	3,061,029	254,300	1,200 (8)	4,079,428
Chief Financial Officer and Chief Business Officer	2023	489,038	232,875(6)	181,397	—	1,200(8)	904,510
__________________________
(1)This column reflects the aggregate grant date fair value of option awards granted during the year measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718, the basis for computing stock-based compensation in our financial statements. This calculation assumes that the named executive officer will perform the requisite service for the award to vest in full as required by SEC rules. The assumptions we used in valuing options are described in note 10 “Stock-Based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(2)See “—Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded.
(3)    Mr. Crouch is also a member of our Board, but did not receive any additional compensation in his capacity as a director.
(4)    Represents discretionary retention bonus payments, which are subject to repayment to the Company in full within 30 days of termination in the event the named executive officer resigns without good reason or is terminated for cause at any time on or prior to February 12, 2025. See “—Narrative to Summary Compensation Table—Retention Bonuses” below for a description of the material terms of the retention bonus agreements pursuant to which this compensation was awarded.
(5)    Includes $13,131 in employer contributions to a 401(k) plan and a $1,200 phone allowance. See “—Retirement Benefits and Other Compensation.”
(6)    Represents discretionary retention bonus payments, which were subject to repayment to the Company in the event the named executive officer resigned without good reason or was terminated for cause at any time on or prior to February 22, 2024. See “—Narrative to Summary Compensation Table—Retention Bonuses” below for a description of the material terms of the retention bonus agreements pursuant to which this compensation was awarded.
(7)    Includes $12,095 in employer contributions to a 401(k) plan and a $1,200 phone allowance. See “—Retirement Benefits and Other Compensation.”
(8)    Consists of a $1,200 phone allowance.
Narrative to Summary Compensation Table
The Compensation Committee of our Board has historically determined our executives’ compensation, including the compensation of our named executive officers other than our Chief Executive Officer. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then approves the compensation of each executive officer other than our Chief Executive Officer without members of management present. Our Board has historically determined the compensation of our Chief Executive Officer upon recommendation of our Compensation Committee.

Annual Base Salary
The annual base salaries of our named executive officers other than our Chief Executive Officer are determined, approved and reviewed by our Compensation Committee. The annual base salary of our Chief Executive Officer is determined, approved and reviewed by our Board upon the recommendation of our Compensation Committee. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have generally been set at levels necessary to attract and retain individuals with superior talent.
The following table sets forth the annual base salaries for our named executive officers for 2024:

Name	Base Salary ($)
Bronson Crouch	712,039
Sandeep Laumas, M.D.	508,599
In March 2025, the Board approved the following annual base salaries for each of our named executive officers, effective as of January 1, 2025:

Name	Base Salary ($)
Bronson Crouch	740,521
Sandeep Laumas, M.D.	528,943
Non-Equity Incentive Plan Compensation

The Compensation Committee develops a performance-based bonus program annually. For 2024, the Compensation Committee determined that each named executive officer’s performance bonus should be based principally on contribution towards the achievement of corporate goals. Under the 2024 annual performance bonus program, each named executive officer was eligible to be considered for an annual performance bonus based on the percentage of attainment, as determined by the Compensation Committee, of the 2024 corporate goals that were previously approved by the Compensation Committee. The Compensation Committee retained the discretion to make adjustments to the calculated bonus amount based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance or other factors deemed appropriate by the Compensation Committee. Each named executive officer has a target bonus opportunity calculated as a percentage of his annual base salary and may earn more or less than the annual target amount based on the Company’s achievement of the performance goals and the adjustments described above. For 2024, Mr. Crouch’s target bonus percentage was 65% of his annual base salary, and Dr. Laumas’s target bonus percentage was 50% of his annual base salary. The Compensation Committee determined that, after consideration of the Company’s performance against the 2024 corporate goals, that bonus amounts of $462,825 and $254,300 would be payable to Mr. Crouch and Dr. Laumas, respectively in respect of 2024 performance.

Like the performance-based bonus program approved for 2024, the Compensation Committee developed a performance-based bonus program for 2023. For 2023, Mr. Crouch’s target bonus percentage was 65% of his annual base salary, and Dr. Laumas’s target bonus percentage was 50% of his annual base salary. The Board determined that, after consideration of the Company’s performance against the 2023 corporate goals, no bonus amounts would be payable to any employee in respect of 2023 performance.

Retention Bonuses

In February 2024, the Company entered into retention bonus agreements (the “2024 Retention Bonus Agreements”) with each of Mr. Crouch and Dr. Laumas. Pursuant to the 2024 Retention Bonus Agreements, the Company agreed to pay one-year retention bonuses to Mr. Crouch and Dr. Laumas in the amount of $462,825 and $254,300, respectively (each, a “2024 Retention Bonus”). Pursuant to the terms of the 2024 Retention Bonus Agreements, each of Mr. Crouch and Dr. Laumas earned his respective 2024 Retention Bonus upon remaining employed with the Company in good standing through February 12, 2025, which amounts are reflected in the column of the Summary Compensation Table above entitled “Bonus”.
Similar to the retention bonus agreements approved in 2024, in February 2023, the Company entered into retention bonus agreements (the “2023 Retention Bonus Agreements”) with each of Mr. Crouch and Dr. Laumas. Pursuant to the 2023 Retention Bonus Agreements, the Company agreed to pay one-year retention bonuses to Mr. Crouch and Dr. Laumas in the amount of $423,832.50 and $232,875, respectively (each, a “2023 Retention Bonus”). Pursuant to the terms of the 2023 Retention Bonus Agreements, each of Mr. Crouch and Dr. Laumas earned his respective 2023 Retention Bonus upon remaining employed with the Company in good standing through February 22, 2024, which amounts are reflected in the column of the Summary Compensation Table above entitled “Bonus”.

Equity-Based Awards
Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment and thereafter on an annual basis. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

On February 10, 2024, Mr. Crouch and Dr. Laumas were granted stock options with an exercise price per share of $11.60, which was the closing share price on the date of grant, and on September 18, 2024, Mr. Crouch and Dr. Laumas were granted stock options with an exercise price per share of $66.10, which was the closing share price on the date of grant. The Board approved the September 2024 option grants to reward Mr. Crouch and Dr. Laumas for the Company’s strong performance since the beginning of the year, and these stock options can only deliver value when the Company’s share price exceeds $66.10. As of April 2, 2025, the record date for the Annual Meeting, the Company’s closing share price was $18.32, and as such, the September 2024 options were underwater, despite representing approximately 72% and 77% of the aggregate grant date fair value of all options awarded to Mr. Crouch and Dr. Laumas, respectively, in 2024 reflected in the Summary Compensation Table above.
Prior to our initial public offering, we granted all equity awards pursuant to our Amended and Restated 2018 Stock Incentive Plan (the “2018 Plan”). Since the closing of our initial public offering, we grant all equity awards pursuant to our 2021 Equity Incentive Plan, as amended (the “2021 Equity Incentive Plan”).

Outstanding Equity Awards as of December 31, 2024
The following table sets forth certain information about outstanding equity awards granted to our named executive officers that were outstanding as of December 31, 2024.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)(2)(3)	Option Expiration Date
Bronson Crouch	8/29/2019	43,108	—	6.80	8/28/2029
	8/6/2020	146,101	—	23.00	8/5/2030
	2/10/2021(4)	58,749	1,250	118.80	2/9/2031
	2/10/2021(5)	57,500	2,500	118.80	2/9/2031
	5/11/2021(6)	34,375	3,125	325.00	5/10/2031
	3/4/2022(4)	26,557	10,943	172.40	3/3/2032
	1/8/2023(4)	24,991	25,008	12.68	1/7/2033
	2/10/2024(4)	—	120,000	11.60	2/9/2034
	9/18/2024(4)	—	50,000	66.10	9/17/2034
Sandeep Laumas, M.D.	8/29/2019	39,500	—	6.80	8/28/2029
	8/29/2019	36,000	—	6.80	8/28/2029
	8/6/2020	31,589	—	23.00	8/5/2030
	2/10/2021(4)	5,875	125	118.00	2/9/2031
	2/10/2021(5)	11,498	501	118.00	2/9/2031
	5/11/2021(6)	9,166	834	325.00	5/10/2031
	3/4/2022(4)	8,284	3,416	172.40	3/3/2032
	1/8/2023(4)	10,371	10,378	12.68	1/7/2033
	2/10/2024(4)	—	80,000	11.60	2/9/2034
	9/18/2024(4)	—	45,000	66.10	9/17/2034
______________________

(1)All of the awards in this table granted prior to March 22, 2021 were granted under the 2018 Plan, and all awards in this table granted subsequent to March 22, 2021 were granted under the 2021 Equity Incentive Plan.
(2)The exercise price and number of shares subject to the options granted under the 2018 Plan and 2021 Equity Incentive Plan were adjusted in connection with the 1-for-20 reverse stock split of our common stock effected on December 7, 2023. Accordingly, the share totals and exercise prices shown in the table above reflect our NEOs’ post reverse stock split holdings.
(3)All of the option awards listed in the table granted prior to March 22, 2021 were granted with a per share exercise price equal to or above the estimated fair value of our common stock on the date of grant, as determined in good faith by our Board. All of the option awards listed in the table granted after March 22, 2021 were granted with a per share exercise price equal to the closing price of one share of our common stock on the date of grant.
(4)25% of the shares subject to this award vest on the first anniversary of the grant date, with the remaining shares vesting in substantially equal monthly installments over the three years thereafter, in each case subject to the named executive officer’s continued service through the applicable vesting date.
(5)This award vests in substantially equal monthly installments over the four years following March 19, 2021, in each case subject to the named executive officer’s continued service through the applicable vesting date.
(6)This award vests in substantially equal monthly installments over the four years following the grant date, in each case subject to the named executive officer’s continued service through the applicable vesting date.

Retirement Benefits and Other Compensation

Our named executive officers were eligible to participate in our employee benefits, including health insurance and group life insurance benefits, on the same basis as our other employees. We maintain a retirement savings plan pursuant to Section 401(k) of the Code covering all eligible employees. For employees who participate in our retirement savings plan, including our named executive officers, we have elected to make non-elective contributions totaling to 3% of an eligible employee’s gross salary, subject to any applicable statutory limits imposed by the Internal Revenue Service. We generally do not provide other perquisites or personal benefits except in limited circumstances.
Employment Agreements with our Named Executive Officers
Bronson Crouch

In June 2020, we entered into an amended and restated executive employment agreement with Mr. Crouch that was effective as of the closing of the first sale of our Series B convertible preferred stock, pursuant to which Mr. Crouch serves as our Chief Executive Officer and as an employee at-will. Under his amended and restated executive employment agreement, Mr. Crouch is entitled to an annual base salary, which annual base salary will be reviewed and may be adjusted by the Board on an annual basis. In March 2025, our Board approved an increase of Mr. Crouch’s annual base salary to $740,521. Additionally, Mr. Crouch is eligible to receive an annual performance bonus with a target equal to 65% of his then-current base salary, contingent upon satisfaction of applicable performance goals. Under Mr. Crouch’s amended and restated executive employment agreement, 100% of the unvested shares subject to all stock options vest immediately prior to the closing of a change in control as defined in the 2018 Plan.
Under Mr. Crouch’s amended and restated executive employment agreement, if he resigns for “good reason” or we terminate Mr. Crouch’s employment without “cause” not in connection with a change in control (each as defined in the amended and restated executive employment agreement, and excluding a termination on account of Mr. Crouch’s death or disability), Mr. Crouch shall be eligible to receive the following severance benefits:
•an amount equal to 18 months of his annual base salary;
•payment for health premiums until the earlier of (i) 18 months; (ii) the date he becomes eligible for substantially equivalent health benefits; or (iii) the date he ceases to be eligible for COBRA continuation coverage at the level existing on the termination date; and
•12 months of accelerated vesting of all outstanding unvested time-based equity awards.
Under Mr. Crouch’s amended and restated executive employment agreement, if he resigns for “good reason” or we terminate Mr. Crouch’s employment without “cause” within three months prior to or twelve months following the effective date of a change in control (each as defined in the amended and restated executive employment agreement, and excluding a termination on account of Mr. Crouch’s death or disability), Mr. Crouch shall be eligible to receive the following severance benefits:
•an amount equal to 18 months of his annual base salary;
•payment for health premiums until the earlier of (i) 18 months; (ii) the date he becomes eligible for substantially equivalent health benefits; or (iii) the date he ceases to be eligible for COBRA continuation coverage at the level existing on the termination date;
•an amount equal to 1.5 times his full target bonus for the calendar year in which his termination occurs which shall be equivalent to 97.5% of his then-current annual base salary; and
•effective as of the later of his change in control termination date or the effective date of the change in control, the vesting and exercisability of all outstanding unvested equity awards held by Mr. Crouch shall be accelerated in full.

As a condition to receiving the foregoing severance benefits, Mr. Crouch must sign and not revoke a general release contained in a separation agreement in the form presented by us, return all company property and confidential information in his possession, comply with his post-termination obligations, and resign from any positions held with us.

Under Mr. Crouch’s amended and restated employment agreement, if payments and benefits payable to Mr. Crouch in connection with a change in control are subject to Section 4999 of the Code, or the excise tax, then such payments and benefits will either be (i) reduced to an amount determined by us in good faith to be the maximum amount that may be provided to Mr. Crouch so that the excise tax does not apply or (ii) provided in full, such that Mr. Crouch receives the greater economic benefit notwithstanding that some or all of the payment or benefit may be subject to excise tax.

Sandeep Laumas, M.D.

In June 2020, we entered into an amended and restated executive employment agreement with Dr. Laumas that was effective as of the closing of the first sale of our Series B convertible preferred stock pursuant to which Dr. Laumas serves as our Chief Business Officer and, as of his appointment in February 2021, our Chief Financial Officer and as an employee at-will. Under his amended and restated executive employment agreement, Dr. Laumas is entitled to an annual base salary, which base salary will be reviewed and may be adjusted by the Board on an annual basis. In March 2025, our Board approved an increase of Dr. Laumas’s annual base salary to $528,943. Additionally, Dr. Laumas is eligible to receive an annual performance bonus with a target equal to 50% of his then-current base salary, contingent upon satisfaction of individual performance goals.

Under Dr. Laumas’s amended and restated executive employment agreement, if he resigns for “good reason” or we terminate Dr. Laumas’s employment without “cause” not in connection with a change in control (each as defined in the amended and restated executive employment agreement, and excluding a termination on account of Dr. Laumas’s death or disability), Dr. Laumas shall be eligible to receive the following severance benefits:
•an amount equal to 12 months of his annual base salary;
•payment for health premiums until the earlier of (i) 12 months; (ii) the date he becomes eligible for substantially equivalent health benefits; or (iii) the date he ceases to be eligible for COBRA continuation coverage at the level existing on the termination date; and
•6 months of accelerated vesting of all outstanding unvested time-based equity awards.

Under Dr. Laumas’s amended and restated executive employment agreement, if he resigns for “good reason” or we terminate Dr. Laumas’s employment without “cause” within three months prior to or twelve months following the effective date of a change in control (each as defined in the amended and restated executive employment agreement, and excluding a termination on account of Dr. Laumas’s death or disability), Dr. Laumas shall be eligible to receive the following severance benefits:
•an amount equal to 12 months of his annual base salary;
•payment for health premiums until the earlier of (i) 12 months; (ii) the date he becomes eligible for substantially equivalent health benefits; or (iii) the date he ceases to be eligible for COBRA continuation coverage at the level existing on the termination date;
•an amount equal to his full target bonus for the calendar year in which his termination occurs (which shall be equivalent to 50% of his then-current base salary); and
•effective as of the later of his change in control termination date or the effective date of the change in control, the vesting and exercisability of all outstanding unvested equity awards held by Dr. Laumas shall be accelerated in full.

As a condition to receiving the foregoing severance benefits, Dr. Laumas must sign and not revoke a general release contained in a separation agreement in the form presented by us, return all company property and confidential information in his possession, comply with his post-termination obligations, and resign from any positions held with us.

Under Dr. Laumas’s amended and restated employment agreement, if payments and benefits payable to Dr. Laumas in connection with a change in control are subject to Section 4999 of the Code, then such payments and benefits will either be reduced to an amount determined by us in good faith to be the maximum amount that may be provided to Dr. Laumas so that the Section 4999 excise tax does not apply or provided in full, such that Dr. Laumas receives the greater economic benefit notwithstanding that some or all of the payment or benefit may be subject to excise tax.

Compensation Limit

In March 2024, we adopted an annual compensation limit applicable to our Chief Executive Officer in the event such officer directly or indirectly controls more than 35% of our outstanding common stock. This annual compensation limit is $6,000,000, subject to exceptions for, among other things, the Board’s fiduciary obligations, and excluding compensation payable in the event of termination, a change of control or as otherwise provided in an existing employment agreement.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, as amended. In addition, in accordance with SEC rules we have adopted a Dodd-Frank Act compliant incentive compensation recoupment policy, or “clawback” policy, which applies to our executive officers, within the meaning of Section 10D of the Exchange Act and Rule 10D-1 promulgated thereunder, who were employed by us or a subsidiary of the Company during the applicable recovery period. Under the policy, in the event that the financial results upon which a cash or equity-based incentive award was predicated become the subject of a financial restatement that is required because of material non-compliance with financial reporting requirements, the Compensation Committee will conduct a review of awards covered by the policy and recoup any erroneously awarded incentive-based compensation to ensure that the ultimate payout gives retroactive effect to the financial results as restated. The policy covers any cash or equity-based incentive compensation award that was paid, earned or granted to an executive officer during the last completed three fiscal years immediately preceding the date on which we are required to prepare the accounting restatement.

DIRECTOR COMPENSATION
Non-Employee Director Compensation
The following table shows for the fiscal year ended December 31, 2024 certain information with respect to the compensation of our non-employee directors:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)	Total ($)
Gwendolyn Binder, Ph.D.	41,000	38,715	79,715
Neil Gibson, Ph.D.	36,000	38,715	74,715
George Matcham, Ph.D.	43,750	38,715	82,465
R. Kent McGaughy, Jr.	55,375	38,715	94,090
Jack Nielsen(4)	11,875	—	11,875
______________________
(1)Bronson Crouch, our Chief Executive Officer, is also a member of our Board, but he does not receive any additional compensation for his service as a director. Mr. Crouch’s compensation for the fiscal year ended December 31, 2024 is reflected in the Summary Compensation Table above.
(2)The amounts reported do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our non-employee directors during the fiscal year ended December 31, 2024, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in note 10 “Stock-Based Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee directors who have received options will only realize compensation with regard to these options to the extent the trading price of our common stock is greater than the exercise price of such options.
(3)As of December 31, 2024, Dr. Binder held options to purchase 7,100 shares of our common stock, each of Dr. Gibson, Dr. Matcham, and Mr. McGaughy held options to purchase 6,500 shares of our common stock and Mr. Nielsen held no options to purchase shares of our common stock. None of our non-employee directors held any stock awards as of December 31, 2024.
(4)Mr. Nielsen resigned from the Board on April 24, 2024.
Narrative to the Non-Employee Director Compensation Table
Our Board has adopted a non-employee director compensation policy, which became effective in March 2021 and has been subsequently amended from time to time.

Pursuant to the non-employee director compensation policy as in effect for the first quarter of 2024, each eligible director was eligible to receive an annual cash retainer of $35,000 for serving on our Board, and the lead independent director of our Board was eligible to receive an additional annual cash retainer of $20,000 for his or her service. The chairperson of the audit committee of our Board was eligible to receive an additional annual cash retainer of $20,000, the chairperson of the compensation committee of our Board was eligible to receive an additional annual cash retainer of $10,000, and the chairperson of the nominating and corporate governance committee of our Board was eligible to receive an additional annual cash retainer of $8,000. The members of the audit committee of our Board were eligible to receive an additional annual cash retainer of $7,500, the members of the compensation committee of our Board were eligible to receive an additional annual cash retainer of $5,000, and the members of the nominating and corporate governance committee of our Board were eligible to receive an additional annual cash retainer of $4,000; however, in each case such cash retainer was payable only to members who were not the chairperson of such committee.
In addition, each new eligible director who joined our Board was eligible to receive a non-statutory stock option to purchase 3,000 shares of our common stock under our 2021 Equity Incentive Plan, with the shares vesting in 36 substantially equal monthly installments, subject to continued service as a director through each vesting date.

On the date of each annual meeting of our stockholders, each eligible director who continued to serve as a director of our company following the meeting would be granted a non-statutory stock option to purchase 1,500 shares of our common stock under our 2021 Equity Incentive Plan, with the shares vesting in 12 substantially equal monthly installments, subject to continued service as a director through each vesting date, provided that the shares will vest in full upon a “change in control,” as defined in our 2021 Equity Incentive Plan.

Effective as of April 1, 2024, the policy was amended to provide that, in lieu of the compensation described above, each eligible director is entitled to receive an annual cash retainer of $40,000 for serving on our Board, the chairperson of the compensation committee of our Board is entitled to receive an additional annual cash retainer of $12,000, and the members of the compensation committee of our Board are entitled to receive an additional annual cash retainer of $6,000. In addition, each non-employee director who is first elected or appointed to our Board will receive an option to purchase 5,000* shares of our common stock, which will vest in substantially equal monthly installments over a two-year period, provided that such grant will vest in full in the event of such director’s death or disability or upon a change in control (as such terms are defined in our 2021 Equity Incentive Plan), each such new non-employee director who is first appointed to the Board on a date other than the date of the annual stockholder meeting will also receive a pro-rata portion of the annual grant for continuing directors, and each non-employee director who continues to serve on our Board following such stockholder meeting will receive an option to purchase 5,000* shares of our common stock, which shares will vest in full on the date of the next annual stockholder meeting, and the shares will also vest in full in the event of such director’s death or disability or upon a change in control.

Non-Employee Director Compensation Limit

As provided in our 2021 Equity Incentive Plan, and notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any non-employee director with respect to any period commencing on the date of the Company’s annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the Company’s annual meeting of stockholders for the next subsequent year will not exceed (1) $750,000 in total value or (2) in the event such non-employee director is first appointed or elected to the Board during such period, $1,000,000 in total value.

*Effective as of April 1, 2025, this amount was increased to 6,500.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to our equity incentive plans, which were our only equity compensation plans in effect as of December 31, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,249,459(1)	$60.78	512,993(2)
Equity compensation plans not approved by security holders	—	—	—
Total	1,249,459	$60.78	512,993
______________________
(1)All such shares were granted under our 2018 Plan or 2021 Equity Incentive Plan.
(2)Includes our 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan. The number of shares of our common stock reserved for issuance under our 2021 Equity Incentive Plan automatically increases on January 1 of each calendar year, starting on January 1, 2022, and continuing through January 1, 2031, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by our Board. The number of shares available for future issuance under the 2021 Equity Incentive Plan increased by 326,294 shares as of January 1, 2025, due to the effect of this evergreen provision. The number of shares of our common stock reserved for issuance under our 2021 Employee Stock Purchase Plan automatically increases on January 1 of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on the last day of the calendar month before the date of the automatic increase and (ii) 123,700 shares; provided that before the date of any such increase, our Board may determine that such increase will be less than the amount set forth in clauses (i) and (ii). The number of shares available for future issuance under the 2021 Employee Stock Purchase Plan increased by 65,259 shares as of January 1, 2025, due to the effect of this evergreen provision. No shares have been issued under the 2021 Employee Stock Purchase Plan.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related-Person Transactions Policy and Procedures

We have adopted a related person transactions policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000 or, at any time we are a “smaller reporting company” as defined by Item 10(f)(1) of Regulation S-K, the lesser of (a) $120,000 and (b) one percent of the average of our total assets at year-end for the last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:
•the risks, costs and benefits to us;
•the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.
Certain Related-Person Transactions
The following includes a summary of transactions since January 1, 2023 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Investors’ Rights, Voting and Right of First Refusal Agreements

In connection with sales of convertible preferred stock prior to our initial public offering, we entered into an amended and restated investors’ rights agreement containing registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we otherwise file, information rights and rights of first offer, among other things, with the purchasers of our convertible preferred stock, including Curative Ventures V LLC, an affiliate of Bronson Crouch, our Chief Executive Officer and Chairman, and a holder of greater than 5% of our common stock, Ibisbill, LP, an affiliate of R. Kent McGaughy, Jr., a member of our board of directors, and a holder of greater than 5% of our common stock, and Vivo Capital Fund IX, L.P., an affiliate of Jack Nielsen, a former member of our board of directors, and a holder of greater than 5% of our common stock. The information rights and rights of first offer terminated upon the closing of our initial public offering, and the registration rights will terminate upon the earliest to occur of (i) the closing of a deemed liquidation event, (ii) with respect to each stockholder, the date when such stockholder can sell all of its registrable shares without limitation during a three-month period without registration pursuant to Rule 144 of the Securities Act or another similar exemption under the Securities Act and (iii) March 19, 2026, the fifth anniversary of our initial public offering.
Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with our directors and certain officers. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Instil Bio stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Instil Bio. Direct your written request to Instil Bio, Inc., Attention: Corporate Secretary, 3963 Maple Avenue, Suite 350, Dallas, Texas 75219 or call (972) 499-3350. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of the board of directors,
/s/ Bronson Crouch
Bronson Crouch

Chief Executive Officer and Chairman
Dated: April 14, 2025
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2024, is available without charge upon written request to: Instil Bio, Inc., Attention: Corporate Secretary, Instil Bio, Inc., 3963 Maple Avenue, Suite 350, Dallas, Texas 75219.

INSTIL BIO, INC
3963 MAPLE AVENUE, SUITE 350
DALLAS, TX 75219

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 27, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 27, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V63041-P27445

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSTIL BIO, INC.

The Board of Directors recommends you vote FOR the following:

Nominee:	**For**	**Withhold**
1a. Bronson Crouch	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2025.	☐	☐	☐

NOTE: In their discretion, each of the proxies is authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V63042-P27445

INSTIL BIO, INC.
Annual Meeting of Stockholders
May 28, 2025 11:00 AM Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Bronson Crouch and Sandeep Laumas as Proxies, each with the power to appoint his substitute, and hereby authorizes each or both of them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of INSTIL BIO, INC., held of record by the undersigned on April 2, 2025, at the Annual Meeting of Stockholders to be held at 3963 Maple Avenue, Suite 350, Dallas, Texas 75219 on Wednesday, May 28, 2025, at 11:00 AM, Central Time, or any adjournment or postponement thereof. None of the matters to be acted upon, each of which has been proposed by INSTIL BIO, INC., is related to or conditioned on approval of other matters.

This proxy when properly executed will be voted in accordance with the specifications made herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors.

Continued and to be signed on reverse side